UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STARFIGHTERS SPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	92-1012803 (I.R.S. Employer Identification No.)

Reusable Launch Vehicle Hangar Hangar Road Cape Canaveral, Florida (Address of Principal Executive Offices)	32920 (Zip Code)

AMENDED AND RESTATED 2023 STOCK INCENTIVE PLAN
(Full title of the plan)

Cogency Global Inc.
850 New Burton Road, Suite 201, Dover, DE 19904
(Name and address of agent for service)

Tel: (800) 483-1140
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated file ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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EXPLANATORY NOTE

This Registration Statement on Form S-8 (the "Registration Statement") is being filed to register an aggregate of 4,700,000 shares of common stock of Starfighters Space, Inc. (the "Company" or the "Registrant") issuable pursuant to awards granted under the Company's Amended and Restated 2023 Stock Incentive Plan (the "A&R 2023 Stock Incentive Plan"), and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of common stock that become issuable under the A&R 2023 Stock Incentive Plan by reason of any stock dividend, stock split, or other similar transaction.

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PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the United State Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) the Registrant's Annual Report pursuant to Regulation A on Form 1-K for the fiscal year ended December 31, 2024 filed with the Commission on April 30, 2025;

(b) the Registrant's Semiannual Report pursuant to Regulation A on Form 1-SA for the fiscal semiannual period ended June 30, 2025 filed with the Commission on September 29, 2025;

(c) the Registrant's Offering Circular filed with the Commission on December 10, 2025, pursuant to Rule 253(g)(1) under the Securities Act, in relation to post-qualification amendment #3 to the Registrant's offering statement on Form 1-A filed with the Commission on December 2, 2025, and qualified on December 10, 2025;

(d) the Registrant's Current Report on Form 8-K filed with the Commission on December 22, 2025; and

(e) the description of the Registrant's common stock set forth under the heading "Securities Being Offered" in the Registrant's Offering Circular that constitutes a part of the Registrant's offering statement on Form 1-A, as amended (File No. 024-12488), filed with the Commission on December 10, 2025.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof commencing on the respective dates on which such documents are filed.  Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law (the "DGCL"), the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Registrant's certificate of incorporation also provides that the Registrant shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Registrant shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant's bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to a Proceeding (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Registrant shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subject to the requirements of Section 5.3 of the Registrant's bylaws and the DGCL, the Registrant shall not be obligated to indemnify any person pursuant to the Registrant's bylaws in connection with any Proceeding (or any part of any Proceeding): (i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid; (ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements); (iii) for any reimbursement of the Registrant by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Registrant, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Registrant pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), or the payment to the Registrant of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements); (iv) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Registrant or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under applicable law, (c) otherwise required to be made under section 5.7 of the Registrant's bylaws, or (d) otherwise required by applicable law; or (v) if prohibited by applicable law.

Expenses (including attorneys' fees) incurred by an officer or director of the Registrant in defending any Proceeding shall be paid by the Registrant in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under Article V of the Registrant's bylaws or the DGCL. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Registrant deems appropriate. The right to advancement of expenses shall not apply to any Proceeding for which indemnity is excluded pursuant to the Registrant's bylaws, but shall apply to any Proceeding referenced in subsection (ii) and (iii) in the above paragraph prior to a determination that the person is not entitled to be indemnified by the Registrant.

The Registrant has entered into indemnification agreements (each, an "Indemnity Agreement") with certain directors as well as former directors of the Registrant (collectively, the "Indemnified Directors" and each an "Indemnified Director"). Pursuant to the terms and conditions of each Indemnity Agreement, the Registrant has agreed to indemnify each of the Indemnified Directors who is a party to or witness, or is threatened to be made a party or witness, in any pending or completed action, suit, claim or other proceeding, whether civil, criminal, administrative, investigative, legislative or any other type, due to (i) an event related to the Indemnified Director's service as a director, or (ii) by reason of anything done or not done by the Indemnified Director..

The Registrant has an insurance policy covering its directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated 2023 Stock Incentive Plan*
5.1	Legal Opinion of Richards, Layton & Finger, P.A.*
23.1	Consent of Richards, Layton & Finger, P.A.(1)
23.2	Consent of Adeptus Partners, LLC*
24.1	Power of Attorney (included in signature page)
107	Filing fee table*

Notes:

* Filed herewith.

(1) Included in Exhibit 5.1.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cape Canaveral, Florida on the 30th day of December, 2025.

STARFIGHTERS SPACE, INC.

By: /s/ Rick Svetkoff

Rick Svetkoff

President and CEO (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rick Svetkoff and David Whitney, or any of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rick Svetkoff Rick Svetkoff	President, Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2025

/s/ David Whitney David Whitney	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 30, 2025

/s/ Tim Franta Tim Franta	VP Development and Director	December 30, 2025

/s/ Sean Bromley Sean Bromley	Director	December 30, 2025

/s/ Brian Goldmeier Brian Goldmeier	Director	December 30, 2025

/s/ Geoffrey P. Hickman Geoffrey P. Hickman	Director	December 30, 2025